Exhibit 99.1

NephroGenex Provides Corporate Update

RALEIGH, NC- February 24, 2016 -- NephroGenex, Inc. (Nasdaq:NRX), a pharmaceutical company focused on the development of therapeutics to treat kidney disease, today announced that its Board of Directors has made a determination to pause the clinical program of the Company’s product candidate oral Pyridorin® for the treatment of diabetic nephropathy, effect a restructuring of its operations, and implement a strategic transaction. The Board of Directors made this determination in light of the remaining trial costs, the Company’s cash balance and the condition of the capital markets.

The Company’s Board of Directors has determined to explore strategic alternatives available to the Company, including a potential reverse merger transaction. The Company has engaged MTS Health Partners, L.P. to assist in evaluating these alternatives. In light of these announcements, the Company has cancelled its planned conference call and webcast to discuss its fourth quarter and full year 2015 financial results, previously scheduled to take place on Thursday, February 25 at 8:30 a.m. EST.

The Company announced further that as of February 23, 2016, it has paid off its approximately $6.3 million term loan. As of February 23, 2016, after repayment of the term loan, the Company has approximately $11.5 million in cash, cash equivalents and short-term investments on hand.

Cautionary Note on Forward-Looking Statements

This press release contains certain statements that are, or may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the items identified in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission (“SEC”) on March 24, 2015, and the “Risk Factors” sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 filed with the SEC on May 13, 2015, August 12, 2015 and November 12, 2015, respectively, as well as in other filings that we may make with the SEC in the future. The forward-looking statements contained in this press release reflect our current views with respect to future events, and we do not undertake and specifically disclaim any obligation to update any forward-looking statements.

Exhibit 99.1

CONTACTS:

Investors	Media
The Trout Group	BMC Communications
Michael Levitan	Amy Bonanno
646-378-2920	646-513-3117
mlevitan@troutgroup.com	abonanno@bmccommunications.com

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